Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Fiverr International Ltd. for the registration of ordinary shares, warrants, debt securities, purchase contracts, units or any combination of such securities and to the incorporation by reference therein of our reports dated February 19, 2025, with respect to the consolidated financial statements of Fiverr International Ltd. and the effectiveness of internal control over financial reporting of Fiverr International Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER A Member of EY Global Tel-Aviv, Israel February 19, 2025